UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 21, 2006

NOVELIS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32312	98-0442987

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3399 Peachtree Road NE, Suite 1500, Atlanta, GA	30326

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(404) 814-4200

Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On December 12, 2006, Novelis Inc. received a comment letter from the U.S. Securities and Exchange Commission (the SEC) as a result of its review of our Form 10-K for the fiscal year ended December 31, 2005 and Form 10-Qs for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006. The comment letter requests that we provide enhanced disclosures relating to the metal price ceilings in our customer supply contracts in the Management Discussion and Analysis of Financial Condition and Results of Operation section of our periodic reports filed with the SEC. Accordingly, we have prepared the following disclosure to supplement our disclosure related to the metal price ceilings in our periodic reports. Please note that the following disclosure should be read in conjunction with the rest of our Form 10-K for 2005 and our Form 10-Qs for the first, second and third quarters of 2006.
     In recent public filings, we have disclosed that certain customer contracts contain a fixed aluminum (metal) price ceiling beyond which the cost of aluminum cannot be passed through to the customer. We have further disclosed the amount of metal purchase costs that we have been unable to pass through for the historical periods presented. We calculate and report this difference to be approximately the difference between the quoted purchase price on the London Metal Exchange (LME) (adjusted for any local premiums and for any price lag associated with purchasing or processing time), and the metal price ceiling in our contracts. The contracts expire at varying times and our estimated remaining exposure to contracts with these ceilings approximates 20% of estimated shipments in 2006 and 10% of estimated shipments in 2007.
     For the nine months ended September 30, 2006, we were unable to pass through $350 million of metal price increases as a result of metal price ceilings. We estimate that during the fourth quarter of 2006 we will be unable to pass through an additional $130 million. Based on a current aluminum price of $2,700 per tonne, and our best estimate of a range of shipment volumes, we estimate that we will be unable to pass through aluminum purchase costs of approximately $230 - $255 million in 2007 and $380 - $430 million in the aggregate thereafter.
     In the recent past, we have observed a structural shift in aluminum prices, which have risen to unprecedented, sustained levels and reacted suddenly upward and downward based on market events. Before this recent rise in prices, the long-term historical average price for aluminum was approximately $1,500 per tonne. We do not try to predict aluminum prices, but market consensus indicates that it is unlikely that they will return to this level in the short-term. In the long-term we use the LME forward curve model as a reasonable approximation of what aluminum prices may be in the future, however, the LME is a marketplace and there can be considerable variability in actual prices from forward prices. As we migrate away from the contracts with metal price ceilings and toward a pure conversion model, the price of aluminum should not influence our bottom-line results in the long-run, other than its effect on ultimate customer demand, although there are short-term implications of sudden increases or decreases in price as a result of our internal processing time.
     We believe that under the scenarios described above, that the impact of the metal price ceilings will not cause us to be in default of the financial covenants of our credit facility and our senior notes in either the short-term or long-term.

     Under the scenarios presented above, cash flows from operations will be negatively impacted by the amount of metal purchase price that we are unable to pass through to our customers, adjusted for the timing of customer receipts and vendor payments. Ignoring the working capital timing, we estimate that cash flows from operations will be negatively impacted by the $480 million of metal prices we will be unable to pass through in the current year. Based on an aluminum price of $2,700 per tonne, and our best estimate of a range of shipment volumes, we estimate that operating cash flows will be negatively impacted by $230 - $255 million in 2007 and $380 - $430 million in the aggregate thereafter. For 2007, we have partially mitigated this impact by purchasing fixed forward contracts priced at $2,500 per tonne. At a market price of $2,700 per tonne we would expect to generate positive cash flows of approximately $10 million from these derivatives which would increase cash flows from investing activities. While we have not entered into any fixed forward derivative contracts beyond 2007, we are partially protected against further increases in metal prices due to our smelting operations in South America and global recycling operations. These operations act as a natural hedge against metal price increases because both of these sources of internally generated supply have historically been less expensive than purchasing metal from third parties.
Forward-Looking Statements
Statements made in this Current Report on Form 8-K which describe our intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of such statements in this Current Report on Form 8-K include, among other matters, references to the projected aluminum costs that we expect to be unable to pass through under our customer contracts with metal price ceilings in 2007 and beyond, the projected impact of metal price ceilings on our liquidity and our results of operations and on compliance with covenants in our credit facility and our senior notes, and the projected cash flow from derivate instruments purchased to mitigate the impact of metal price ceilings in our customer contracts. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis’ actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by the forward-looking statements in this Current Report on Form 8-K include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices); our ability to successfully negotiate with our customers to remove or limit metal price ceilings in our contracts; and the effectiveness of our metal hedging activities, including our internal used beverage can and smelter hedges. Other important risk factors are included under the caption “Risk Factors” in our Form 10-K for 2005 and are specifically incorporated by reference into this Current Report on Form 8-K.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: December 21, 2006	By:	/s/ Nichole Robinson
Nichole Robinson
Secretary